Exhibit 10.3

March 2, 2000

Ms. Doris Sewell

6861 Advent Circle

Trussville, Al 35173

Dear Ms. Sewell:

Confirming our discussions over the past few days and subject to ratification by our Board of Directors, Precision Standard, Inc. is pleased to offer you the position of Vice President Legal and Corporate Affairs on the following principal terms:

Base Salary—$132,500 Annually

Signing Bonus – You will receive a $5,000.00 signing bonus upon completion of your first month of employment. The signing bonus will be subject to normal payroll withholding.

Incentive Compensation – In addition to base salary, you will be eligible to participate in our executive incentive compensation program that is based upon your personal performance and the performance of the corporation. All awards of incentive compensation are paid on a pro-rated basis dependent upon your date of hire, and are at the discretion of the Board of Directors.

Stock Options – Under the corporation’s stock option program, you will receive an initial grant of 8,000 stock options to purchase shares of the corporation’s stock at a price which will reflect the closing price of the stock on the date of the grant. You will be eligible for additional grants of stock options; however, all stock option awards are at the discretion of the Board of Directors and vest over a three-year schedule. You will vest in 2,000 shares on your first day of employment and 2,000 shares on each of your first three employment anniversary dates.

Responsibilities – Reporting to the President and CEO, you will be responsible for managing and directing the corporation’s legal and corporate affairs.

Benefits and Perquisites – You will be eligible for the benefits, allowance and perquisites generally extended to other Vice Presidents of the corporation.

Location – You will be based at the corporation’s headquarters which is currently located in Birmingham, Alabama.

Vacation. You shall be entitled to the number of weeks of vacation per year provided to the corporation’s executive officers under a to-be-established executive vacation policy; provided, however, that your vacation shall not be less than three weeks per calendar year.

Ms. Doris Sewell

March 2, 2000

Change of Control. In the event of a Change of Control of the corporation as defined in Exhibit A hereto, any unvested options provided for under this letter between the corporation and you shall immediately vest. If you are not offered continued employment due to a change of control, you will receive a severance payment of one year of base salary. Severance payments will be subject to normal payroll withholding, will be paid on scheduled pay dates for the corporation during the one year severance period and will be subject to reduction to the extent payment of such amounts would cause your total termination benefits to constitute an “excess” parachute payment under Section 2806 of the Internal Revenue Code or 1986, as amended.

Please understand that all employment with Precision Standard, Inc. is on at “at will” basis unless expressly agreed otherwise. For this reason, this letter is not intended to and should not be construed as a basis for establishing any contract of employment.

The senior management at Precision Standard, Inc. have been unanimously impressed with your background and qualifications. We believe this to be a natural fit and look forward to seeing you join our team on or before April 3, 2000.

We look forward to having you on board.

Very truly yours,

Ronald A. Aramini

President and Chief Executive Officer

Encl.

EXHIBIT A

Change of Control

A “Change of Control” shall occur if:

(a) the individuals who, as of December 1, 1999, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the board; provide, however, that any individual becoming a director subsequent to December 1, 1999 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any such individual, entity or group which includes a member of the Incumbent Board, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); or

© the Company’s stockholders approve a merger or consolidation involving the Company, or a sale or disposition of all or substantially all of the Company’s assets, or a plan of liquidation or dissolution of the Company, other than (i) a merger or consolidation in which the holders of the voting securities of the Company outstanding immediately prior to the merger of consolidation hold at least a majority of the Voting Power of the surviving corporation immediately after such merger or consolidation, (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) by which no person, other than any individual, entity or group which includes a member of the Incumbent Board, acquires more than 50% of the Voting Power of the Company, or (iii) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change of Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.

AMENDMENT TO

DORIS K. SEWELL

EMPLOYMENT LETTER

THIS AMENDMENT is by and between Precision Standard, Inc. (the “Corporation”) and Doris K. Sewell, Employee dated April 23, 2001 and amends the March 2, 2000 letter of employment by and between Precision Standard, Inc. and Doris K. Sewell (“Employment Letter”) as follows:

1.	The provision entitled “Change of Control” is deleted and the following provision is inserted in lieu thereof:

“Change of Control. In the event of a Change of Control of the corporation as defined in Exhibit A hereto, any unvested options provided for under this letter between the Corporation and you shall immediately vest. If you are not offered continued employment due to a Change of Control, any such offer of continued employment must be in a position acceptable to you with compensation consistent with the compensation you were earning prior to the change of control, you will receive a severance payment of one year of base salary. Severance payments will be subject to normal payroll withholding, will be paid on scheduled pay dates for the Corporation during the one year severance period and will be subject to reduction to the extent payment of such amounts would cause your total termination benefits an “excess” parachute payment under Section 2806 of the Internal Revenue Code of 1986, as amended”

2.	All other terms and conditions of the Employment Letter remain the same.

/s/ RONALD A. ARAMINI	/s/ DORIS K. SEWELL
Ronald A. Aramini President and Chief Executive Officer	Doris K. Sewell